Issuer Free Writing Prospectus, dated July 16, 2015

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Nos. 333-203259 and 333-203259-02

Pricing Term Sheet

Genesis Energy, L.P.

Genesis Energy Finance Corporation

$750,000,000 6.75% Senior Notes due 2022

July 16, 2015

Issuers:	Genesis Energy, L.P. and Genesis Energy Finance Corporation

Title of Securities:	6.75% Senior Notes due 2022 (the “Notes”)

Aggregate Principal Amount:	$750,000,000

Net Proceeds (after estimated offering expenses):	$726,667,500

Final Maturity Date:	August 1, 2022

Issue Price:	98.629%, plus accrued interest, if any, from July 23, 2015

Coupon:	6.750%

Yield to Maturity:	7.000%

Spread to Benchmark Treasury:	+494 bps

Benchmark Treasury:	UST 2.125% due June 30, 2022

Benchmark Treasury Yield:	2.062%

Interest Payment Dates:	February 1 and August 1, beginning on February 1, 2016

Interest Record Dates:	January 15 and July 15

Optional Redemption:	Make-whole call at T+ 50 until August 1, 2018

	On or after August 1, 2018, at the prices set forth below for the twelve-month period beginning on August 1 of the years indicated below, plus accrued and unpaid interest:

	Year	Percentage
	2018	103.3750%
	2019	101.6875%
	2020 and thereafter	100.0000%

Equity Clawback:	Up to 35% at 106.75% prior to August 1, 2018

Joint Book-Running Managers:

Merrill Lynch, Pierce, Fenner & Smith

                       Incorporated

BMO Capital Markets Corp.

Wells Fargo Securities, LLC

ABN AMRO Securities (USA) LLC

BBVA Securities Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

U.S. Bancorp Investments, Inc.

Trade Date:	July 16, 2015

Settlement Date:	July 23, 2015 (T+5)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Distribution:	SEC Registered

CUSIP / ISIN Numbers:	CUSIP: 37185L AH5 ISIN: US37185LAH50

Additional Information:	We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement. This settlement cycle is referred to as “T+5.” Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of this prospectus supplement or the next succeeding business day should consult their own advisor.

This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement, dated July 16, 2015. The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Pricing Term Sheet but not defined have the meanings given them in the Preliminary Prospectus Supplement.

The issuers have filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement for this offering, the issuers’ prospectus in that registration statement and any other documents the issuers have filed with the SEC for more complete information about the issuers and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuers, any underwriter or any dealer participating in this offering will arrange to send you the prospectus supplement and prospectus if you request it by calling or e-mailing BofA Merrill Lynch toll-free at 1-800-294-1322 or dg.prospectus_requests@baml.com.

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